Exhibit 10.96

[Cornish & Carey Commercial Logo]

SUBLEASE

Sublessor:	Southwall Technologies, Inc.,	Premises:	1029 Corporation Way, #210
	a Delaware corporation		Palo Alto, CA 94303

Sublessee:	Digeo, Inc., a Delaware corporation	Date:	July 10, 2001

1.	Parties:

This Sublease is made and entered into as of July 10, 2001, by and between Southwall Technologies, Inc., a Delaware corporation (Sublessor), and Digeo, Inc., a Delaware corporation (Sublessee), under the Master Lease dated October 14, 1999, between C & J Development Co., a California limited partnership, as Lessor and Sublessor under this Sublease as Lessee. A copy of the Master Lease is attached hereto as Exhibit "A" and incorporated herein by reference.

2.	Provisions Constituting Sublease:
2.1

This Sublease is subject to all of the terms and conditions of the Master Lease except as specifically excluded in section 2.2 of this Sublease. Sublessee hereby assumes and agrees to perform all of the obligations of Lessee under the Master Lease to the extent said obligations apply to the Subleased Premises and Sublessee's use of the common area, except as specifically set forth herein. Sublessor hereby agrees to cause Lessor, under the Master Lease, to perform all of the obligations of Lessor thereunder to the extent said obligations apply to the Subleased Premises and Sublessee's use of the common areas. Sublessee shall not commit or permit to be committed on the Subleased Premises or on any other portion of the Project any act or omission which violates any term or condition of the Master Lease. Except to the extent waived or consented to in writing by the other party or parties hereto who are affected thereby, neither of the parties hereto will, by renegotiations of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party but, will at all times, in good faith assist in carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment. Nothing contained in this Section 2.1 or elsewhere in this Sublease shall prevent or prohibit Sublessor (a) from exercising its right to terminate the Master Lease pursuant to the terms thereof or (b) from assigning its interest in this Sublease, only if Sublessee is in material, uncured breach of the terms of Sublease.

2.2

All of the terms and conditions contained in the Master Lease are incorporated herein, except as specifically provided below, and shall together with the terms and conditions specifically set forth in this Sublease constitute the complete terms and conditions of this Sublease. The following paragraphs of the Master Lease shall not be included in this Sublease: 2, 4, 5, 7, 9, 13, 16, 48, 53, 54, 55, Exhibit A.

3.	Subleased Premises:

Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises consist of approximately 5,342 rentable +/- square feet, located at 1029 Corporation Way, #210 in Palo Alto, California as shown and described in Exhibit "B".

4.	Rent:

Upon execution of this Agreement, Sublessee shall pay to Sublessor as Rent for the Subleased Premises the sum of Twenty-Three Thousand Five Hundred Ninety and 96/100 Dollars ($23,590.96) Full Service, representing July's pro rata rent (25th-31st) and August's rent payment. No rent shall be due prior to July 25, 2001. Thereafter, the monthly rent shall be the sum of Nineteen Thousand Seven Hundred Sixty-Five and 40/100 Dollars ($19,765.40) Full Service, in accordance with the following schedule:

Months	Amount per square foot//Full Service
01-18	$3.70

The rental amount shall be paid, without deductions, offset, prior notice or demand. If the commencement date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated and the prorated Rent shall be payable on the Sublease commencement date or on the first day of the calendar month in which the Sublease termination date occurs, respectively.

Sublessee shall not be required or obligated to complete any work or pay any repair and maintenance costs, property taxes and insurance, common area charges, capital expenditures, or other items that Master Lessor may pass through to Sublessor. Sublessor shall be responsible for ensuring that the building systems, plumbing, electrical and HVAC systems remain in good working condition and repair throughout the sublease term.

5.	Security Deposit:

Upon execution of this Agreement, Sublessee shall pay to Sublessor $39,530.80 as a non-interest bearing Security Deposit. In the event Sublessee has performed all of the terms and conditions of this Sublease during the term hereof, Sublessor shall return to Sublessee, within ten (10) days after Sublessee has vacated the Subleased Premises, the Security Deposit less any sums due and owing to Sublessor.

6.	Rights of Access and Use:
	6.1	Use:
Sublease shall use the Subleased Premises only for those purposes permitted in the Master Lease, unless Sublessor and Master Lessor consent in writing to other uses prior to the commencement thereof.

7.	Sublease Term:
	7.1	Sublease Term:
The Sublease Term shall be for the period commencing on July 23, 2001 and continuing through December 31, 2002. In no event shall the Sublease Term extend beyond the Term of the Master Lease.

	7.2	Inability to Deliver Possession:

In the event Sublessor is unable to deliver possession of the Subleased Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor delivers possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor's consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period ending with commencement of the term at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof  per day. In the event Sublessor has been unable to deliver possession of the Subleased Premises within thirty (30) days from the commencement date, Sublessee, at Sublessee's option, may terminate this Sublease.

8.	Notices:

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease at the addresses shown below. Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee's ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor's receipt of notice from the Lessor of an Event of Default or actual knowledge of such impairment. If Sublessor elects to terminate the Master Lease, Sublessor shall so notify Sublessee by giving at least thirty (30) days notice prior to the effective date of such termination.

Sublessor's Address:	Southwall Technologies, Inc. 1029 Corporation Way	Sublessee's Address:	Digeo, Inc. 1029 Corporation Way, #210
	Palo Alto, CA 94303		Palo Alto, CA 94303
Attn:	Robert R. Freeman	Attn:	Larry Weber
	Sr. Vice President, CFO		President, Digeo Systems Group
Phone Number:	650-962-9111 x 1225	Phone Number:	(650) 823-3985 (Cellular)
Fax Number:	650-967-8713	Fax Number:	TBD

9.	Broker Fee:

Upon execution of the Sublease, Sublessor shall pay Cornish & Carey Commercial, a licensed real estate broker, fees set forth in a separate agreement between Sublessor and Broker, for brokerage services rendered by Broker to Sublessor in this transaction.

10.	Broker Representation:
The only Brokers involved in this Sublease are Cornish & Carey Commercial representing Sublessor and Colliers International representing Sublessee:

11.	Compliance with Nondiscrimination Regulations:

It is understood that it is illegal for Sublessor to refuse to display or sublease the Subleased Premises or to assign, surrender or sell the Master Lease, to any person because of race, color, religion, national origin, sex, sexual orientation, marital status or disability.

12.	Toxic Contamination Disclosure:

Sublessor and Sublessee each acknowledges that they have been advised that numerous federal, state, and/or local laws, ordinances and regulations (Laws) affect the existence and removal, storage, disposal, leakage of and contamination by materials designated as hazardous or toxic (Toxics). Many materials, some utilized in everyday business activities and property maintenance, are designated as hazardous or toxic.

Sublessee shall be released from any potential liability resulting from Sublessor's breach of the terms of the Master Lease including Section 50 (Environmental Matters) which occurred prior to commencement of the Sublease.

Some of the Laws require that Toxics be removed or cleaned up by landowners, future landowners or former landowners without regard to whether the party required to pay for "clean up" caused the contamination, owned the property at the time the contamination occurred or even knew about the contamination. Some items, such as asbestos or PCBs, which were legal when installed, now are classified as Toxics and are subject to removal requirements. Civil lawsuits for damages resulting from Toxics may be filed by third parties in certain circumstances.

Sublessor and Sublessee each acknowledge that Broker has no specific expertise with respect to environmental assessment or physical condition of the Subleased Premises, including, but not limited to, matters relating to: (i) problems which may be posed by the presence or disposal of hazardous or toxic substances on or from the Subleased Premises, (ii) problems which may be posed by the Subleased Premises being within the Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act (Earthquake Zones), Section 2621 - 2630, inclusive of California Public Resources Code, and (iii) problems which may be posed by the Subleased Premises being within a HUD Flood Zone as set forth in the U.S. Department of Housing and Urban Development "Special Flood Zone Area Maps", as applicable.

Sublessor  and Sublessee each acknowledge that Broker has not made an independent investigation or determination of the physical or environmental condition of the Subleased Premises, including, but not limited to, the existence or nonexistence of any underground tanks, sumps, piping, toxic or hazardous substances on the Subleased Premises. Sublessee agrees that it will rely solely upon its own investigation and/or the investigation of professionals retained by it or Sublessor, and neither Sublessor nor Sublessee shall rely upon Broker to determine the physical and environmental condition of the Subleased Premises or to determine whether, to what extent and in what manner, such condition must be disclosed to potential sublessees, assignees, purchasers or other interested parties. Sublessor shall indemnify Sublessee from any prior toxic contamination.

13.	Rent Abatement and Damages to Personal Property:

In the event Sublessor, pursuant to the terms of the Master Lease, is entitled to and receives rent abatement, then to the extent such rent abatement affects the Subleased Premises, Sublessee shall be entitled to rent abatement in an amount that the net rentable area of the Subleased premises bears to the total net rentable area of the Master Lease, and only to the extent any such abatement applies to the Sublease Term. In addition, any amounts paid or credited to Sublessor under the terms of the Master Lease for damage to personal property shall be credited to Sublessee, subject to the same limitations set forth above.

14.	Tenant Improvements:

Sublessee shall take possession of the Premises in an "as is" condition with the exception that Sublessor will steam clean the carpet. Sublessor shall also insure that all Building systems are in good working condition at Lease commencement. Sublessor shall patch the walls and provide touch-up paint as necessary so that upon delivery to Sublessee, the walls and doors of the Premises are clean, free of holes, and appear in good clean condition. Sublessee shall have the right, at Sublessee's cost and completed by licensed contractors with government approvals as required, to divide the conference room into two separate rooms, add supplemental HVAC to Sublessee's server room, and add a satellite dish to the roof. Sublessee shall have access to its satellite dish 24 hours per day, 7 days per week. Sublessee shall also have the right to make further changes to the Premises that it deems necessary subject to reasonable approval from Sublessor and Lessor which shall not be unduly withheld. Regarding such additional improvements, at the time of Sublessor's approval, Sublessor may require Sublessee to return the improvements back to its original condition at the end of the Sublease term. Sublessee shall keep property lien free for any improvement work.

15.	Furniture:

With the exception of all furniture in the conference room, the phone systems and all file cabinets, Sublessee shall have the right to use the furniture and whiteboards in the Premises at no charge during the sublease term. Sublessor shall also provide full compliment of office furniture for each private office. Additionally, Sublessor will provide cubicles which will support 14 full-time work stations. Furthermore, Sublessee, at Sublessee's sole cost, will have permission from the Sublessor to reconfigure the cubicles. Sublessor shall provide the name and phone number of their furniture contractor as soon as possible.

16.	Expansion:

Sublessee shall have the right of first offer on Suites #100 and #200 in the building. The process for this right of first offer shall be that should Sublessor at any time receive an offer on either one of these suites, Sublessor shall provide a copy of that offer to Sublessee. Sublessee shall then have 2 full business days following receipt of that agreement by the Sublessee to lease the subject space under the terms of that offer. If Sublessee does not respond or does not accept the terms of the offer, Sublessor shall have the right to lease space to that third party. The right of first offer shall exist any time Sublessor receives a new offer or substantive change to an existing offer.

17.	Insurance:

Pursuant to the Master Lease Paragraph #11, 2nd page, 8th line down "shall be endorsed to provide that the limits and aggregates apply per location using ISO Bureau Form CG25041185" shall not be applicable to Sublessee.

With regard to the Master Lease Paragraph #11, 2nd page, 12th line down, Sublessee deductible shall be $50,000 per occurrence. Sublessee shall be solely responsible for any loss up to the $50,000 deductible amount.

Pursuant to the Master Lease Paragraph #11, 2nd page, 12th line down "The commercial general liability insurance carried ... provisions set forth in said Paragraph 18" shall be inapplicable to Sublessee.

18.	Early Occupancy:
Sublessor shall provide early occupancy to the Premises no later than July 23, 2001. Sublessor will use its best efforts to get Sublessee into the space prior to July 23, 2001.

19.	Signage:

Sublessor shall allow Sublessee exterior signage in the form of building signage, based on their pro rata share of the building. Such signage shall be subject to Master Landlord's and Sublessor's prior approval.

20.	Full Service Sublease:
Both parties agree they are entering into a Full Service Sublease including 5 days a week janitorial and utilities.

Sublessor:

By:	/s/ Robert R. Freeman	Date:	July 12, 2001
Robert R. Freeman, Sr. Vice President, CFO Southwall Technologies, Inc.

Sublessee:

By:	/s/ Larry Weber	Date:	July 12, 2001
Larry Weber, President, Digeo Systems Group Digeo, Inc.

NOTICE TO SUBLESSOR AND SUBLESSEE: CORNISH & CAREY COMMERCIAL, IS NOT AUTHORIZED TO GIVE LEGAL OR TAX ADVICE; NOTHING CONTAINED IN THIS SUBLEASE OR ANY DISCUSSIONS BETWEEN CORNISH & CAREY COMMERCIAL AND SUBLESSOR AND SUBLESSEE SHALL BE DEEMED TO BE A REPRESENTATION OR RECOMMENDATION BY CORNISH & CAREY COMMERCIAL, OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL EFFECT OR TAX CONSEQUENCES OF THIS DOCUMENT OR ANY TRANSACTION RELATING THERETO. ALL PARTIES ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT FINANCIAL CONSULTANTS AND/OR ATTORNEYS REGARDING THE TRANSACTION CONTEMPLATED BY THIS PROPOSAL.

Exhibit "A" Master Lease
Exhibit "B" Premises

CONSENT OF MASTER LESSOR

                Master Lessor ("Master Lessor"), as landlord under the Master Lease dated October 14, 1999, attached hereto as Exhibit A ("Lease") , hereby consents to the foregoing Sublease by and between Southwall Technologies, Inc., a Delaware corporation ("Sublessor") and Digeo, Inc., a Delaware corporation ("Sublessee"). Said consent shall not, nor be deemed to, waive, amend or modify any provision of the Lease, nor shall said consent be deemed to be or constitute a consent to any further sublease or assignment or other future transaction (whether similar or dissimilar) whatsoever, which under the terms of the Lease requires Master Lessor's consent. Further, said consent shall not release, nor be deemed to release, Tenant from any of its covenants, agreements, liabilities, and obligations under or arising out of the Lease, and nor shall said consent constitute Master Lessor's consent to, or create or be deemed to create, any direct contractual privity between Master Lessor and Sublessee with respect to the Sublease (not-withstanding any provisions as may exist to the contrary in the Sublease). In providing said consent, Master Lessor makes no representations or warranties whatsoever, whether express or implied, regarding the physical or environmental condition of the Subleased Premises or Premises (including, without limitation, its habitability or suitability for any use or purpose or compliance with the Americans with Disabilities Act) or regarding any other condition affecting the Subleased Premises or Premises, and by its execution of this instrument Sublessee covenants and agrees not to sue and to forever release Master Lessor, and its trustees, officers, directors, agents and employees for and from any and all claims, losses, damages, causes of action, and liabilities arising out of hazardous substances or groundwater contamination presently existing on, under or emanating from the Premises or any part thereof.

                By its execution of this instrument, Sublessee acknowledges and agrees that the Sublease is and shall remain at all times subject and subordinate in all respects to the Lease, and Sublessee further agrees to indemnify, defend and hold Master Lessor harmless on the same terms and conditions that Sublessor has agreed to indemnify, defend and hold Master Lessor harmless under Paragraph 18 of the Lease (with each reference to the "Premises", "Tenant", "Landlord" and "Paragraph 7" contained therein being deemed to refer to the Subleased Premises, Sublessee, Master Lessor, and the Sublease, respectively). Said indemnity by Sublessee shall survive the expiration or sooner termination of the Sublease.

                As set forth in paragraph 19 of the Master Lease, one-half of any sums or other economic consideration received by Sublessor as a result of the foregoing sublease agreement between Sublessor and Sublessee (except rental or other payments received which are attributable to the amortization over the term of this lease of the cost of leasehold improvements constructed for such subtenant, and brokerage fees) whether denominated rentals or otherwise, which exceed, in the aggregate, the total sums which Sublessor is obligated to pay Master Lessor under the Master Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease), shall be payable to Master Lessor as additional rent under the Master Lease without affecting or reducing any other obligation of Sublessor under the Master Lease or hereunder.

                All notices to be given to Landlord pursuant to the Lease (or to Lessor pursuant to the Sublease) shall be sent to 360 S. San Antonio Road, Suite 14, Los Altos, CA 94022.

                Unless otherwise defined herein, all initially capitalized terms used herein shall have the meaning ascribed to them in the Lease or Sublease, as applicable. The provisions of the Lease, Sublease and this consent shall apply during any early occupancy period. In the event of any inconsistency between the terms of this consent and the terms of the Sublease, the terms of this consent shall control.

                IN WITNESS WHEREOF, the parties hereto have executed this Consent of Master Lessor as of the day and year set forth the below parties' respective signatures.

MASTER LESSOR:	C & J DEVELOPMENT COMPANY,
a California limited partnership

By: /s/ Sandra Simons
Sandra Simons, as Trustee under the Charles S. McCandless and Jean A. McCandless Inter Vivos Trust Agreement dated January 25, 1977, a General Partner

Date:

SUBLESSEE:	SOUTHWALL TECHNOLOGIES, INC., a Delaware Corporation

By: /s/ Robert R. Freeman

Name: Robert R. Freeman

Its: Sr. VP, CFO

Date: July 12, 2001

SUBLESSOR:	DIGEO, INC., a Delaware Corporation

By: /s/ Larry Weber

Name: Larry Weber

Its: President, dSG

Date: July 12, 2001